SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Sino Charter, Inc.
(Name of Registrant As Specified In Charter)

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SINO CHARTER, INC.
2888 Spring Lakes Drive
Davidsonville, Maryland 21035

INFORMATION STATEMENT

This information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder (the “Information Statement”) will be mailed on or about December 19, 2008 to the stockholders of record as of December 17, 2008 (the “Record Date”) of Sino Charter, Inc., a Nevada corporation (the “Company”) in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock, dated as of October 31, 2008.

The actions to be taken pursuant to the written consent shall be taken on or about Jaunary 9, 2009, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

Matthew Hayden
Chairman of the Board

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED OCTOBER 31, 2008

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following actions will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated October 31, 2008, in lieu of a special meeting of the stockholders.  Such action will be taken on or about January 9, 2009:

1.    The Articles of Incorporation will be amended to effect a one (1) for one hundred (100) reverse stock split, whereby, as of the Record Date, each stockholder shall receive one share for every one hundred (100) shares then owned.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of 200,000,000 shares consisting of: 100,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), of which 10,977,500 shares were issued and outstanding as of the Record Date; and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which no shares were issued and outstanding as of the Record Date.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.  However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposal by resolution dated October 31, 2008; and having sufficient voting power to approve such proposal through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders.  The Company anticipates that the actions contemplated herein will be effected on or about the close of business on January 9, 2009.

THE REVERSE STOCK SPLIT

General

On October 24, 2008, the board of directors of the Company (the “Board of Directors”) and on October 31, 2008, the stockholders of the Company holding a majority of the outstanding shares of common stock of the Company approved an amendment to the Articles of Incorporation to effect a one (1) for one hundred (100) reverse stock split, whereby, as of the record date, each stockholder shall receive one share for every one hundred (100) shares then owed.

The Company currently has 200,000,000 shares consisting of: 100,000,000 shares of common stock, par value $0.00001 per share, of which 10,977,500 shares were issued and outstanding as of the Record Date; and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which no shares were issued and outstanding as of the Record Date.  The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock.  In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company’s stockholders to implement a reverse stock split.  In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds.  Finally, the Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock.  The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock.  The Board of Directors is not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

As a result of the reverse stock split, every 100 issued and outstanding shares of Common Stock will automatically be split into one share of Common Stock and the resultant share ownership will be rounded up to the third whole integer in such a manner that all rounding shall be done to the next 100 and each and every shareholder shall own at least 100 shares as a result of the Reverse Split.  No fractional shares of Common Stock shall be issued. The Company shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock. Instead, any fractional share shall be rounded to the nearest third integer whole share. In plain English rounded up to the nearest hundred.

The reverse stock split will be affected simultaneously for all of the Common Stock, and the ratio will be the same for all of the Common Stock.  The reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in ownership of less than 100 shares.

The principal effect of the reverse stock split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 10,977,500 shares as of the Record Date to approximately 109,775 shares.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split.  Instead, the resultant share ownership will be rounded up to the third whole integer in such a manner that all rounding shall be done to the next 100 and each and every shareholder shall own at least 100 shares as a result of the Reverse Split.  After the reverse stock split, stockholders will have no further interest in the Company with respect to any fractional share.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, the Company intends to treat stockholders holding the Common Stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name”.  However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split.  Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Transfer Online, Inc., as soon as practicable after the effective date of the reverse stock split.  The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent.  No new shares will be issued until outstanding certificate(s) are surrendered, together with properly completed and executed letter of transmittal, to the transfer agent.  Stockholders should not submit any certificate(s) until requested to do so.

Procedure for Effecting Reverse Stock Split

The Company will promptly file an Amended Articles of Incorporation with the Secretary of State of the State of Nevada to amend its existing Articles of Incorporation.  The reverse stock split will become effective on the date of filing the Amended Articles of Incorporation, which is referred to as the “effective date.”  Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.  The text of the Amended Articles of Incorporation is set forth in Appendix A to this Information Statement.  The text of the Amended Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to affect the reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the reverse stock split entails various risks and uncertainties, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split.  Accordingly, the total market capitalization of the Company after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

•	After the reverse stock split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

•
There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the trading liquidity of the Common Stock may not necessarily improve.

•	The reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The reverse stock split will affect all issued and outstanding shares of the Common Stock and outstanding rights to acquire the Common Stock.  Upon the effectiveness of the reverse stock split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common Stock issued and outstanding.

The Company currently has 200,000,000 shares consisting of: 100,000,000 shares of common stock, par value $0.00001 per share, of which 10,977,500 shares were issued and outstanding as of the Record Date; and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which no shares were issued and outstanding as of the Record Date.   Authorized but unissued shares of Common Stock will be available for issuance, and the Company may issue such shares in the future.  However, the Company has no current plans to issue any additional shares of common stock. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table sets forth information regarding the Company’s current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock following implementation of the reverse stock split.

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance	Number of Shares of Common Stock Available for Issuance

As of December 16, 2008, 2008:	100,000,000	10,977,500	0	89,022,500

After Reverse Stock Split at the Ratio of one-for-ten:	100,000,000	109,775*	0	99,890,225*

* This number is approximate.
Accounting Matters

The reverse stock split will not affect the par value of the Common Stock.  As a result, as of the effective time of the reverse stock split, the stated capital attributable to the Common Stock on the Company’s balance sheet will be reduced proportionately based on the reverse stock split ratio of one-for-one hundred (100), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company.  Other than the reverse stock split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

Under the General Corporation Law of the State of Nevada, the Company’s stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed reverse stock split.  This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation).  In addition, this summary is limited to stockholders that hold their Common Stock as capital assets.  This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

Other than the rounding of shares to the nearest one hundred shares upon the reverse split as discussed above, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split.  The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore.  In general, stockholders who receive additional shares (rounded up to 100) in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed.  The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of additional shares (rounded up to 100) of the Common Stock by a United States holder of the Common Stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of additional shares received by such holder and the adjusted tax basis as set forth above.  The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.  Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 16, 2008, concerning shares of common stock of the Company, the only class of its securities that are issued and outstanding, held by (1) each shareholder known by the Company to own beneficially more than five percent of the common stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group:

	Amount and
	Nature of
	Beneficial	Percentage of
Name and Address of Beneficial Owner (1)	Ownership	Common Stock(2)

Matthew Hayden 7582 Windermere Court Lake Worth, Florida 33467(3)	2,000,000	18.2%

Bradley Miller (4)	0	0

Ancora Greater China Fund, L.P.	2,400,000	21.9%

Pope Investments II, LLC	5,600,000	50.1%

All directors and executive officers as a group (2 persons)	2,000,000	18.2%

(1)	Unless otherwise indicated in the footnotes to the table, each shareholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it.
(2)	Based on 10,977,500 shares of Common Stock outstanding.
(3)
Shares are held in the name of MMH Group, LLC. Mr. Hayden is the Managing Partner and sole stockholder of MMH Group, LLC and the Chief Executive Officer, Chief Financial Officer and Secretary of the Company.

(4)	Mr. Miller is the former President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer, and principal accounting officer of the Company.

CHANGE IN CONTROL ARRANGEMENTS

On August 1, 2008, Bradley Miller (our former sole director, and our former President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer and Principal Accounting Officer) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with MMH Group, LLC (“MMH”, an entity owned by our current President Matthew Hayden, see below for more thorough discussion).  Pursuant to the terms and conditions of the Stock Purchase Agreement, MMH acquired 10,000,000 shares of our common stock, or approximately 91.1% of our issued and outstanding shares of common stock.  The transaction contemplated by the Stock Purchase Agreement closed on August 4, 2008.  Simultaneously with the closing of this transaction, MMH sold 2,400,000 of the shares to Ancora Greater China Fund, L.P., and sold 5,600,000 of the shares to Pope Investments II, LLC.  As a result of the foregoing MMH owns 2,000,000 shares of our common stock, representing 18.2% of our outstanding common stock.  MMH utilizing its working capital, paid, in consideration for these shares $82,000.

Other than the transaction contemplated under the Stock Purchase Agreement as disclosed above, there were no material relationships between the Company or its affiliates and any of the parties to the Stock Purchase Agreement, other than in respect of the Stock Purchase Agreement.

Immediately prior to the closing of the Transaction, Bradley Miller served as the sole member of the Board of Directors. Pursuant to the terms and conditions set forth in the Stock Purchase Agreement, immediately following the closing of the Transaction, (1) Matthew Hayden, was appointed to the Board of Directors; (2) Bradley Miller tendered a resignation from the Board of Directors, and (3) Matthew Hayden (President of the Buyer), was appointed as the sole member of the Board of Directors of the Company.

With the completion of the Transaction, the appointment of Matthew Hayden to the Board of Directors, and the resignation of Bradley Miller from the Board of Directors, there will be no arrangements that would result in a change in control of the Company.

By Order of the Board of Directors,

Matthew Hayden
Chairman of the Board

APPENDIX A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

* * * * * *

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is Sino Charter, Inc. (hereinafter called the “Corporation”).

2.	The Articles of Incorporation of the Corporation have been amended as follows:

(i)    Striking out Section 1 of the Additional Articles of the Corporation’s Articles of Incorporation and by substituting in lieu of said Section the following new Section:

“Section 1. Capital Stock.

The aggregate number of shares that the Corporation will have authority to issue is Two Hundred Million (200,000,000) of which One Hundred Million (100,000,000) shares will be common stock, with a par value of $0.00001 per share, and One Hundred Million (100,000,000) shares will be preferred stock, with a par value of $0.00001 per share.

Effective as of the filing date of these Amended Articles of Incorporation with the Secretary of State of the State of Nevada, the Corporation will affect a 1-for-100 reverse split of its issued shares of common stock. As of that date, every 100 shares then issued and outstanding or held in the Corporation’s treasury will be combined into and represent one share of its common stock, par value $0.00001 each. As of that date, the 10,977,500 shares of this Corporation’s common stock currently issued and outstanding or held in the Corporation’s treasury will be combined into and represent approximately 109,775 shares, par value $0.00001 each.

No fractional shares of Common Stock shall be issued as a result of the reverse split. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock. Instead, any fractional share shall be rounded to the nearest third integer whole share. In plain English rounded up to the nearest hundred.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and,

(g)
Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holder of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payments, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to received, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: _______________.

4.  Effective date of filing (optional): _______________________________________________.
(must not be later than 90 days after the certificate is filed)

5.  Officer Signature (Required):
    _______________________________.
Matthew Hayden, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Articles of Incorporation to be signed by its duly authorized officer this ___ day of ______ 2009.

By:____________________________ Name: Matthew Hayden Title: President